[QUARLES & BRADY LLP LETTERHEAD]





                                                               February 28, 2007



VIA EDGAR
---------

Securities and Exchange Commission
Division of Investment Management
100 F Street, N.E.
Washington DC 20549

     Re:  SCHWARTZ INVESTMENT TRUST (1940 ACT FILE NO. 811-07148)

          REGISTRATION STATEMENT ON FORM N-14 (1933 ACT REGISTRATION NO. 333-140323) DELAM

Ladies and Gentlemen:

     Reference is made to the Registration Statement on Form N-14 (1933 Act Registration No. 333-140323) (the "Registration Statement") filed by Schwartz Investment Trust (1940 Act File No. 811-07148) (the "Registrant") on January 30, 2007. On behalf of the Registrant, the Registration Statement is hereby amended to include the following:


      THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THE REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.


                                             Very truly yours,

                                             QUARLES & Brady LLP

                                             /s/ ANDREW D. KETTER

                                             Andrew D. Ketter